Monthly Summary Report	December 31, 2014

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 10% of the Fund’s net asset value (“NAV”) per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)1	$341.78	Daily Average Number of Shares Traded2	105,278
NAV per share1	$22.64	Outstanding Shares3	15,097,256
Closing price NYSE4	$20.80	Expense Ratio (10/31/2014)	1.57%
Premium (Discount)	(8.13%)	Portfolio Turnover (10/31/2014)	39.36%

Performance5	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-13.38%	-20.62%	-20.62%	8.76%	9.93%	11.89%
NAV per share	-7.76%	-11.55%	-11.55%	8.63%	8.24%	10.78%
MSCI Mexico Index	-7.55%	-9.72%	-9.72%	5.40%	5.69%	10.77%
Bolsa IPC Index	-7.76%	-9.86%	-9.86%	4.86%	5.20%	11.70%

These figures represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. (“Impulsora”).
2 Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
3 During December 2014, the Fund did not issue any shares under its Equity Shelf Program.
4 Source: NYSE.
5 Source: Impulsora. All figures take into account reinvestment of distributions.

www.themexicofund.com

The Mexico Fund, Inc.	December 31, 2014

Top Ten Holdings (67.79% of Net Assets)
1 América Móvil	17.12%	6 Wal-Mart de México	4.87%
2 Fomento Económico Mexicano	9.55%	7 Alfa	4.67%
3 Cemex	7.84%	8 Grupo México	4.03%
4 Grupo Financiero Banorte	7.25%	9 Kimberly-Clark de México	3.56%
5 Grupo Televisa	6.09%	10 Pinfra	2.81%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Risk aversion prevailed across global equity markets during December 2014 as the price of oil kept declining and the U.S. dollar strengthened. The price of West Texas Intermediate oil (used as a benchmark in oil pricing) declined 20% during the month to $53 USD/bbl, accumulating a loss of 42% during calendar 2014, and the U.S. dollar appreciated 2.2% in December  (measured by the DXY Index6), for a 13% gain during 2014. As a result, the returns in U.S. dollars of most equity markets other than the United States were negatively affected, whereas the U.S. markets were flat during the month, closing the year near all-time highs. Additionally, the rate of the U.S. 10-year Treasury note remained practically unchanged for the month at 2.17%. The U.S. Federal Reserve’s monthly statement, released in mid-December, indicated that the beginning of the normalization of its monetary policy would not take place immediately. In the Mexican market, the peso decreased 5.6% during December to Ps. 14.75, depreciating 11.6% during calendar 2014, while the equity market declined 7.6% in dollar terms, ending the year with a loss of 9.7%.

In local news, on December 8, 2014, facing the accelerated depreciation of the peso, the Mexican Central Bank (“Banxico”) announced a program in which it will auction up to $200 million whenever the peso falls at least 1.5% in a day. This mechanism was used in 2008-2009, 2011 and lastly in July 2012. Additionally, Banxico announced that it will maintain unchanged at 3% the reference overnight interest rate. Most Mexican oil exports for 2015 are hedged at $79 USD/bbl, mitigating the negative effect of current oil prices on Mexico’s public finances.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund’s investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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